Exhibit 99.2

Loews Corporation Fourth Quarter 2025 Earnings Remarks

Ben Tisch, President & CEO
Loews reported nearly $1.7 billion of net income in 2025, reflecting strong performance from all of our consolidated subsidiaries. Across the enterprise, we’ve built a combination of operating momentum and financial flexibility that we believe positions us well as markets evolve and conditions inevitably become more complex. CNA continues to generate substantial earnings, Boardwalk is benefiting from exceptionally strong industry tailwinds, and Loews Hotels is executing successfully on a long-term growth strategy that is beginning to bear fruit.
We are also navigating a deeply frustrating and potentially highly consequential legal process related to our 2018 acquisition of the Boardwalk minority partnership units. While this matter does not change our view of the underlying value of Boardwalk or our confidence in the business, it does require time, attention, and capital, and it deserves to be addressed directly, which I plan on doing later in these remarks.
Each of our major businesses is generating cash, has a sensible balance sheet, and is operating in an environment with favorable long-term fundamentals. That combination gives us options — and at Loews, optionality is one of our most valuable assets.
CNA continued to produce strong results in 2025, contributing nearly $1.2 billion of net income to Loews. While loss cost trends — driven by persistent and unabating social inflation — remain elevated across the industry, we expect net investment income to continue to serve as a meaningful tailwind, helping to offset pressure on underwriting margins. Although pricing momentum has moderated somewhat from extraordinary levels, it is difficult to envision casualty lines entering a true soft market. Inflation in casualty classes remains elevated, suggesting that this cycle is likely to be more muted than in the past. CNA’s disciplined approach to reserving and pricing combined with the benefit of higher reinvestment yields leaves us confident in the company’s ability to sustain its earnings trajectory.
At Boardwalk, we are seeing one of the most attractive opportunity sets in the company’s history. It goes without saying that I cannot recall a better time to be in the natural gas transportation and storage business. U.S. natural gas demand reached an all-time high of more than 110 billion cubic feet per day in 2025, representing growth of over 45% since 2015. Looking ahead, we expect demand to continue rising over the next decade, driven primarily by LNG exports, power generation, and data center development.
As a result of these tailwinds, Boardwalk is executing on a significantly expanded slate of growth opportunities. The company currently has nine projects under development with aggregate projected capital expenditures of approximately $3.3 billion. While this represents a meaningful step-up from historical spending levels, the vast majority of that capital is concentrated in two large, highly strategic projects.
The $1.0 billion Kosci Junction project consists of approximately 110 miles of 36-inch pipe, connecting supply from the Haynesville, Utica/Marcellus, and Fayetteville basins to markets in the southeastern United States. The project is expected to add roughly 1.2 bcf/d of capacity to Boardwalk’s existing 17 bcf/d system.
The $1.3 billion Texas Gateway project consists of approximately 155 miles of new 36- or 42-inch pipe, along with targeted upgrades to the Gulf South system. This project is designed to add approximately 1.5 bcf/d of incremental capacity and materially increase gas supply to LNG exporters as well as utility and industrial customers along the Gulf Coast.
Both projects are supported by 20-year agreements with investment-grade anchor customers and are anticipated to enter service in 2028 and 2029 respectively. Importantly, these larger investments expand the geographic reach of Boardwalk’s system and position the company to capture additional, smaller-scale opportunities. Furthermore, both projects are designed with future optionality in mind. As demand materializes, incremental compression can be added to increase throughput at a fraction of the original capital cost. Because the pipe will already be in the ground, we would expect any such upsizing to generate terrific incremental returns on capital.
Beyond these two anchor projects, Boardwalk is pursuing seven additional growth initiatives. The projects will require approximately $1.1 billion of capital and are expected to increase system capacity by approximately 1.4 bcf/d, or about 8%. As a result of this activity, Boardwalk ended 2025 with a contractual revenue backlog of nearly $19.6 billion, which represents an increase of $5.4 billion, or 38%, from the prior year. The backlog carries a weighted average contract duration of approximately nine years. Given Boardwalk’s strong cash flow profile, we expect the company will be able to self-finance these capital expenditures.
The Boardwalk system is exceptionally well positioned to capitalize on the ongoing natural gas renaissance. With subsidiary-level net debt to EBITDA of approximately 2.5x, Boardwalk has ample balance sheet capacity to fund growth on its own. That said, I fully expect 2026 could be another significant year for the announcement of large, contractually backed, high-return growth projects. As those opportunities accumulate, it would not be surprising to see the rate of distributions from Boardwalk moderate, or in certain cases for Loews to provide incremental capital to support particularly attractive investments.
This dynamic speaks directly to the flexibility I referenced earlier and to the advantages of the conglomerate model we’ve discussed in prior letters. Should the opportunity set warrant additional capital, we are both willing and able to support Boardwalk’s growth. Needless to say — though I will say it anyway — any moderation in distributions, or capital contributions from Loews would be evaluated against the next best alternative uses of capital, including share repurchases or investment in our other subsidiaries. As always, our objective is to allocate capital where it can earn the highest risk-adjusted returns and most effectively compound intrinsic value per share.
At Loews Hotels, the company made meaningful progress executing its long-term growth strategy. Adjusted EBITDA increased 14% year-over-year to $372 million, driven primarily by the successful opening of three new properties in Orlando and improved performance at the company’s two Arlington hotels. Results would have been even stronger were it not for the renovation at the Miami property, which is now substantially complete.
The two Arlington properties are ideally situated adjacent to Globe Life Field, AT&T Stadium, and the National Medal of Honor Museum, and continue to perform well above expectations. Building on that success, Loews Hotels recently announced plans to develop a new approximately 500-room property that will replace the existing Arlington Sheraton, with an anticipated opening in 2029.

Turning to capital allocation, we remained active in repurchasing shares during 2025. Over the course of the year, we repurchased 8.9 million shares for a total cost of $782 million, representing approximately 4% of shares outstanding at the beginning of the year. The bulk of these repurchases occurred in the first half of the year, with activity slowing materially in the second half as our stock reached new all-time highs.
As I’ve said before, I view Loews as an opportunistic share repurchaser. We approach buybacks the way we always have — disciplined, opportunistic, and squarely focused on compounding intrinsic value per share. Looking ahead, repurchase activity will take into account potential cash needs related to growth projects and the Boardwalk litigation. That said, for the avoidance of doubt, we continue to believe that Loews trades meaningfully below our estimate of intrinsic value, and you should expect us to remain disciplined yet persistent in shrinking the denominator (number of shares) when opportunities arise.
Finally, I want to address the most recent development in the long-running Boardwalk litigation, which has now stretched on for nearly eight years. This litigation started in 2018, when Loews acquired the remaining public shares of Boardwalk due to a change in the way FERC (Boardwalk’s primary regulator) treated taxes for MLPs. As contemplated in Boardwalk’s partnership agreement for this exact scenario, Loews received an opinion of counsel that allowed us to repurchase the outstanding units at a formulaic, market-based price. In December, the Delaware Supreme Court, in a 3-2 split decision, found the opinion was not rendered in good faith, and therefore found a breach of the underlying partnership agreement and remanded the question of tortious interference back to the Delaware Court of Chancery. The plaintiff’s unjust enrichment claim was also returned to the lower court following their successful petition for reargument.
Let me be very clear: the majority of the Supreme Court got it wrong.
Irrespective of how this matter is ultimately resolved on the legal merits, I want to let our shareholders and the former public unitholders of Boardwalk know: the litigation narrative propounded by plaintiffs and reflected in the courts’ decisions bears little resemblance to what actually occurred. The transaction was executed strictly in accordance with the governing partnership agreement, using a formula price based on the prior 180-day trading average, and with extensive involvement from multiple advisors acting in good faith throughout the process.
For context, the original 2021 Chancery Court judgment against us was $690 million plus interest, which, if applied in the most penal way, would exceed $1.2 billion today. This compares to the $1.5 billion we paid in 2018 to acquire the Boardwalk minority units — a price dictated by the partnership agreement. If reinstated, the original judgment would award plaintiffs a premium of more than 80% over Boardwalk’s market value at the time of the transaction.
The only arguable benefit of having this dispute drag on for more than eight years is that we now have the benefit of hindsight. We can see what actually happened in the marketplace, how regulators behaved, and how the economics of the MLP structure ultimately played out. Viewed through that lens, one conclusion is unavoidable: the opinion rendered by our external legal counsel was right. The regulatory changes unfolded precisely as they analyzed they would. But don’t take my word for it, look at how the market for publicly traded FERC regulated pipelines has evolved -- they’ve all but disappeared. Almost every one of our competitors has abandoned the structure to avoid this regulatory change. And yet, here we stand today facing a potential judgment of over $1.0 billion because that opinion is now labeled “contrived” and “bad faith”—despite the fact that time has proven it to be spot on. To say that this is maddening would be a severe understatement.
While the process has been frustrating, time-consuming, and expensive, we remain very much in the fight. We continue to believe that our conduct was proper, that the claims being advanced are fundamentally flawed, and that the factual narrative accepted by the majority does not withstand scrutiny. We will continue to defend our position vigorously — not only for Loews, but for the principle that contracts mean what they say. We and our lawyers remain confident in our chances of ultimately prevailing in the litigation, or short of winning on liability, having the damages award significantly if not entirely reduced based on pre-existing Delaware law. As the case develops, we’ll be sure to report back, but justice moves at a snail’s pace in Delaware, and I don’t expect material events to unfold until at least the end of this year.

In closing, notwithstanding the frustrating events unfolding in Delaware, Loews enters 2026 from a position of strength. We own high-quality, cash-generative businesses operating in attractive industries. Our balance sheet remains conservative, our capital allocation philosophy unchanged, and our focus unwavering: to grow intrinsic value per share over the long term. While we do not control markets, courts, or cycles, we do control our decisions — and we intend to continue making them with discipline, patience, and a long-term owner’s mindset.
Jane Wang, CFO
Loews reported another year of robust results, with net income of $1,667 million or $7.97 per share compared with $1,414 million or $6.41 per share in 2024. Adding back the $265 million non-cash pension charge at CNA in 2024, our net income was roughly flat year-over-year. Continued growth from CNA and Boardwalk were offset by lower parent company investment income and decreased net income at Loews Hotels. For the fourth quarter, Loews reported net income of $402 million compared to $187 million in the fourth quarter of 2024. The non-recurrence of the fourth quarter 2024 pension charge was more than offset by lower earnings at CNA and Loews Hotels. Boardwalk’s income was also lower due to a tax-related gain in 2024’s fourth quarter.
Loews’s book value per share increased from $79.49 at the end of 2024 to $90.71 at the end of 2025. Excluding accumulated other comprehensive income, book value per share increased by 9% from $88.18 at the end of 2024 to $95.89 at the end of 2025.
Before I discuss CNA’s results, I am pleased to report that AM Best upgraded the company’s financial strength rating to A+ from A in December. This upgrade reflects the significant progress CNA has made in the performance of its business in recent years.
Moving on to the results, CNA contributed $276 million of net income in the fourth quarter of 2025 compared to $284 million in 2024’s fourth quarter, excluding a $265 million non-cash pension charge that impacted the prior year’s results. For the full year, CNA contributed net income of $1,173 million, which is slightly higher than the prior year’s net income of $1,144 million excluding the pension charge. The year-over-year change in net income was driven by higher investment income and improved P&C underwriting income, partially offset by higher reserve charges in the corporate segment.

Growth in net investment income was driven by a greater contribution from fixed income securities, which benefited from a larger invested asset base as well as a slightly higher pre-tax yield of 4.9%. LPs and common stocks returned 11.2% in 2025 versus 13.3% in 2024.
In 2025, CNA continued its trajectory of steady, profitable growth. P&C underwriting income grew by 11% as a result of lower catastrophe losses as well as growth in earned premiums. Net written premiums grew by 5% in 2025, driven by a 4% increase in renewal premiums and strong retention at 83%.
The full year combined ratio was essentially unchanged from the prior year at 94.7%. A 1.3-point improvement in catastrophe losses and a 0.5-point improvement in the expense ratio were offset by 0.8 points of deterioration in the underlying loss ratio and 0.8-points of unfavorable change in prior period development. For the fourth quarter, the combined ratio increased by 0.7 points to 93.8%, driven by a higher underlying loss ratio.
The growth in investment and underwriting income for the year was partially offset by higher reserve charges in CNA’s corporate segment. In the fourth quarter, CNA conducted the annual review of its asbestos and environment pollution reserves, which resulted in an unfavorable non-economic charge under its $4 billion loss portfolio transfer to National Indemnity Company.
In the Life and Group segment, CNA continues to proactively manage its run-off long-term care business through rate increases and policy buyouts. Since CNA launched its buyout program, it has bought out 12,000 policies, releasing nearly $400 million of reserves.
Please refer to CNA's Investor Relations website for more details on their results.
Turning to our natural gas pipeline business – Boardwalk continues to benefit from strong industry tailwinds, leading to higher transportation and storage rates. Fourth quarter EBITDA was essentially flat at $287 million, and full year EBITDA increased by 8% to nearly $1.2 billion. Boardwalk reported fourth quarter and full year net income of $110 million and $444 million, respectively. Fourth quarter net income was lower year-over-year due to the non-recurrence of a favorable adjustment to deferred state income tax liabilities in 2024, resulting from state tax reform in Louisiana. For the full year, net income increased by 7%, which is lower than the increase in EBITDA due to higher depreciation related to asset retirements in connection with new growth projects.
In our hospitality business, Loews Hotels reported $113 million of adjusted EBITDA in the fourth quarter of 2025 compared with $84 million in the fourth quarter of 2024. Full year 2025 adjusted EBITDA increased by 14% to $372 million from $326 million in 2024. The year-over-year EBITDA improvement was driven by Orlando and Arlington, partially offset by the renovation in Miami, which is now substantially complete.
Orlando’s growth this year was driven by an increase in the number of occupied room nights and higher average daily rates. In the first half of 2025, the hotel company opened three additional properties with 2,000 rooms in conjunction with the opening of Universal’s new Epic Universe theme park. In total, Loews Hotels now manages and owns a 50% interest in 11 properties with 11,000 rooms at the Universal Orlando Resort.
In 2025, the Arlington complex continued to stabilize, with improved results driven by higher daily rates and increased food and beverage revenue. The Loews Arlington Hotel, which opened in 2024, also benefited from a full year of operations.
On a net income basis, Loews Hotels reported $31 million of net income attributable to Loews in 2025 versus $70 million in 2024. In addition to the Miami renovation, the year-over-year decline was due to higher depreciation and interest expenses related to the company's newly opened properties in Orlando, which are still in the process of ramping up. In addition, Hotels took a $20 million after tax impairment charge in the fourth quarter related to the announced replacement of the Sheraton in Arlington, a property that was owned by Loews Hotels but managed by a third party.
Finally, the Loews parent company recorded higher investment income for 2025’s fourth quarter but lower income for the full year. During the fourth quarter of 2025, net investment income increased by $8 million to $41 million compared to the fourth quarter of 2024. For the full year the parent company produced net investment income of $158 million versus $193 million a year earlier due to a lower return in our trading portfolio and a lower yield on our cash and short-term investments.

From a cash flow perspective, Loews received $954 million in dividends from CNA and $500 million of distributions from Boardwalk in 2025. During the fourth quarter, Loews repurchased one million shares for $98 million. That brings our total 2025 share repurchases to 8.9 million shares at a total cost of $782 million or $87.72 per share. Loews ended 2025 with about $3.9 billion in cash and short-term investments.
Today, CNA announced that it increased its regular quarterly dividend to $0.48 per share and declared a special dividend of $2.00 per share, which amounts to $616 million for Loews, which we expect to receive in March.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss and underlying combined ratios, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These Non-GAAP measures are defined and reconciled to the most comparable GAAP measures on pages 11 through 13 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	December 31,
	Three Months		Years Ended
	2025	2024	2025	2024
Loss ratio	63.4%	62.8%	64.6%	64.3%
Expense ratio	30.1	30.0	29.7	30.2
Dividend ratio	0.3	0.3	0.4	0.4
Combined ratio	93.8%	93.1%	94.7%	94.9%
Less: Effect of catastrophe impacts	1.5	1.8	2.3	3.6
Less: Effect of development-related items		(0.1)	0.6	(0.2)
Underlying combined ratio	92.3%	91.4%	91.8%	91.5%
Underlying loss ratio	61.9%	61.1%	61.7%	60.9%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Boardwalk net income attributable to Loews Corporation	$110	$145	$444	$413
Interest, net	36	37	147	152
Income tax expense	31		140	92
Depreciation and amortization	110	108	443	429
EBITDA	$287	$290	$1,174	$1,086
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Loews Hotels & Co net income attributable to Loews Corporation	$6	$27	$31	$70
Interest, net	14	12	57	42
Income tax expense	6	5	21	25
Depreciation and amortization	25	24	100	93
EBITDA	51	68	209	230
Noncontrolling interest share of EBITDA adjustments		(1)	(2)	(6)
Asset impairments	25		25
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(42)	(27)	(102)	(86)
Pro rata Adjusted EBITDA of equity method investments	76	44	240	188
Consolidation adjustments	3		2
Adjusted EBITDA	$113	$84	$372	$326
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Loews Hotels & Co’s equity method income	$42	$27	$102	$86
Pro rata share of equity method investments:
Interest, net	19	10	62	40
Income tax expense
Depreciation and amortization	16	12	61	47
Asset impairments			9	19
Distributions in excess of basis	(1)	(5)	6	(4)
Pro rata Adjusted EBITDA of equity method investments	$76	$44	$240	$188